EXHIBIT 22

                                  Subsidiary of

                  Financial Services Corporation of the Midwest





Name of Subsidiary          State of Incorporation          Business Name
- --------------------------  ----------------------    --------------------------

THE Rock Island Bank, N.A.      United States         THE Rock Island Bank, N.A.